Exhibit 99.1

ONE LIBERTY PROPERTIES REPORTS

THIRD QUARTER 2017 RESULTS

~ Rental Income Increases 5.5% over Prior Year Quarter ~
~ Sold Two Retail Properties for a Sales Price of $15.3 Million and a Net Gain of $3.3 Million ~

GREAT NECK, New York, November 7, 2017 — One Liberty Properties, Inc. (NYSE: OLP), a real estate investment trust focused on the ownership of net leased properties, today announced operating results for the quarter ended September 30, 2017.

Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty stated, “We continued to execute on our strategic objectives during the third quarter, having successfully sold two retail assets for an aggregate sales price of $15.3 million, using the proceeds to pay down debt and fund the post-quarter acquisition of a distribution facility located in Memphis, Tennessee. We remain focused on enhancing and strengthening the quality of our platform. As we look to the end of 2017 and beyond, our balance sheet provides enhanced capacity and flexibility to support our growth objectives as we increase cash flow and build long term value for stockholders.”

Operating Results:

Rental income grew 5.5% to $17.2 million for the three months ended September 30, 2017, from $16.3 million in the corresponding quarter in the prior year, primarily due to properties acquired in 2016 and 2017.

Total operating expenses for the third quarter of 2017 were $10.8 million compared to $9.8 million for the same period in 2016. Approximately $591,000 of the increase is due to additional depreciation and approximately $252,000 of the increase is due to additional real estate expenses, in each case as associated with the properties acquired in 2016 and 2017.

Net income attributable to One Liberty in the third quarter of 2017 was $7.1 million, or $0.38 per diluted share, compared to $4.3 million, or $0.24 per diluted share, in the third quarter of 2016. Net income for the 2016 quarter includes $119,000, or less than $0.01 per diluted share, gain on the sale of real estate compared to the 2017 quarter which includes a $3.3 million, or $0.17 per diluted share, gain on the sale of real estate.

Funds from Operations, or FFO, was $9.3 million for the quarter ended September 30, 2017, compared to $9.0 million in the corresponding quarter of 2016, with FFO per diluted share of $0.50 for the third quarter of 2017 and $0.51 for the corresponding quarter of 2016.

Adjusted Funds from Operations, or AFFO, was $9.9 million for the quarter ended September 30, 2017, compared to $9.2 million in the corresponding quarter of the prior year, with AFFO per diluted share of $0.53 in the third quarter of 2017 and 2016.

The Company’s per share results, and in particular, the per share FFO and AFFO results, were affected by the 6.4% increase over the past 12 months in the weighted average number of shares of common stock outstanding due to a combination of stock issuances pursuant to One Liberty’s at-the-market, dividend reinvestment and equity incentive programs.  A reconciliation of GAAP amounts to non-GAAP amounts is presented with the financial information included in this release.

Balance Sheet:

At September 30, 2017, the Company had $14.9 million of cash and cash equivalents, total assets of $737.6 million, total debt of $402.8 million, net of $4.7 million of deferred financing costs, and total stockholders’ equity of $295.1 million.

At November 3, 2017, One Liberty’s available liquidity was $99.3 million, including $12.7 million of cash and cash equivalents (net of the credit facility’s required $3 million deposit maintenance balance) and $86.6 million available under its credit facility.

Dispositions:

In July 2017, the Company sold a retail property tenanted by Kohl’s, located in Kansas City, Missouri, for a sales price of $10.3 million and a net gain of $2.2 million.

In August 2017, the Company sold a retail property formerly tenanted by hhgregg, Inc., located in Niles, Illinois, for $5.0 million and a net gain of $1.1 million.

Subsequent Events:

In October 2017, the Company acquired a 224,749 square foot distribution facility/corporate headquarters on 16.41 acres located in Memphis, Tennessee for $8.0 million.

Non-GAAP Financial Measures:

One Liberty computes FFO in accordance with the “White Paper on Funds From Operations” issued by the National Association of Real Estate Investment Trusts (“NAREIT”) and NAREIT’s related guidance. FFO is defined in the White Paper as net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of property, plus real estate depreciation and amortization (including amortization of deferred leasing costs), plus impairment write-downs of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. One Liberty computes AFFO by adjusting from FFO for straight-line rent accruals and amortization of lease intangibles, deducting lease termination fees and gain on extinguishment of debt and adding back amortization of restricted stock compensation, amortization of costs in connection with its financing activities (including its share of its unconsolidated joint ventures) and debt prepayment costs. Since the NAREIT White Paper does not provide guidelines for computing AFFO, the computation of AFFO may vary from one REIT to another.

One Liberty believes that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO and AFFO when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assumes that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, management believes that FFO and AFFO provide a performance measure that when compared year over year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. Management also considers FFO and AFFO to be useful in evaluating potential property acquisitions.

FFO and AFFO do not represent net income or cash flows from operating, investing or financing activities as defined by GAAP. FFO and AFFO should not be considered to be an alternative to net income as a reliable measure of our operating performance nor as an alternative to cash flows as measures of liquidity. FFO and AFFO do not measure whether cash flow is sufficient to fund all of the Company’s cash needs.

Management recognizes that there are limitations in the use of FFO and AFFO. In evaluating the Company’s performance, management is careful to examine GAAP measures such as net income and cash flows from operating, investing and financing activities.

Forward Looking Statement:

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and in particular “Item 1A. Risk Factors” included therein. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

About One Liberty Properties:

One Liberty is a self-administered and self-managed real estate investment trust incorporated in Maryland in 1982. The primary business of the Company is to acquire, own and manage a geographically diversified portfolio consisting primarily of retail, industrial, restaurant, health and fitness and theater properties. Many of these properties are subject to long term net leases under which the tenant is typically responsible for the property’s real estate taxes, insurance and ordinary maintenance and repairs.

Contact:

One Liberty Properties

Investor Relations

Phone: (516) 466-3100

www.onelibertyproperties.com

ONE LIBERTY PROPERTIES, INC.

CONDENSED BALANCE SHEETS

(Amounts in Thousands)

	(Unaudited) September 30, 2017	December 31, 2016
ASSETS
Real estate investments, net	$659,833	$651,213
Investment in unconsolidated joint ventures	10,648	10,833
Cash and cash equivalents	14,926	17,420
Restricted cash	530	643
Unbilled rent receivable	13,839	13,797
Unamortized intangible lease assets, net	31,774	32,645
Other assets	6,032	6,894
Total assets	$737,582	$733,445

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net of $3,960 and $4,294 deferred financing costs, respectively	$397,093	$394,898
Line of credit-outstanding, net of $702 and $936 deferred financing costs, respectively	5,698	9,064
Unamortized intangible lease liabilities, net	17,990	19,280
Other liabilities	19,943	18,276
Total liabilities	440,724	441,518

Total One liberty Properties, Inc. stockholders’ equity	295,145	290,133
Non-controlling interests in consolidated joint ventures	1,713	1,794
Total equity	296,858	291,927
Total liabilities and equity	$737,582	$733,445

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues:
Rental income, net	$17,217	$16,334	$50,770	$46,985
Tenant reimbursements	1,920	1,687	5,252	4,614
Total revenues	19,137	18,021	56,022	51,599

Operating expenses:
Depreciation and amortization	5,115	4,663	15,858	13,246
General and administrative	2,701	2,681	8,409	7,961
Real estate expenses	2,689	2,188	7,765	6,521
Real estate acquisition costs	-	162		610
Federal excise and state taxes	90	43	401	198
Leasehold rent	77	77	231	231
Impairment loss	153	-	153	-
Total operating expenses	10,825	9,814	32,817	28,767

Operating income	8,312	8,207	23,205	22,832

Other income and expenses:
Equity in earnings of unconsolidated joint ventures	212	228	663	794
Prepayment costs on debt	-	-	-	(577)
Other income	57	362	399	431
Interest:
Expense	(4,459)	(4,404)	(13,380)	(12,593)
Amortization and write-off of deferred financing costs	(263)	(189)	(717)	(644)

Income before gain on sale of real estate, net	3,859	4,204	10,170	10,243
Gain on sale of real estate, net	3,269	119	9,837	9,824

Net income	7,128	4,323	20,007	20,067

Net income attributable to non-controlling interests	(23)	(24)	(65)	(40)

Net income attributable to One Liberty Properties, Inc.	$7,105	$4,299	$19,942	$20,027
Net income per share attributable to common stockholders-diluted	$0.38	$0.24	$1.07	$1.15

Funds from operations - Note 1	$9,285	$9,030	$26,669	$24,017
Funds from operations per common share-diluted - Note 2	$0.50	$0.51	$1.44	$1.39

Adjusted funds from operations - Note 1	$9,856	$9,238	$28,984	$25,291
Adjusted funds from operations per common share-diluted - Note 2	$0.53	$0.53	$1.56	$1.46

Weighted average number of common and ‘invested restricted shares outstanding:
Basic	18,613	17,449	18,481	17,211
Diluted	18,691	17,567	18,583	17,328

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Note 1:
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$7,105	$4,299	$19,942	$20,027
Add: depreciation and amortization of properties	5,036	4,583	15,621	13,026
Add: our share of depreciation and amortization of unconsolidated joint ventures	215	223	656	670
Add: impairment loss	153	-	153	-
Add: amortization of deferred leasing costs	79	80	237	220
Add: Federal excise tax relating to gain on sale	-	-	-	6
Deduct: gain on sale of real estate	(3,269)	(119)	(9,837)	(9,824)
Adjustments for non-controlling interests	(34)	(36)	(103)	(108)
NAREIT funds from operations applicable to common stock	9,285	9,030	26,669	24,017

Deduct: straight-line rent accruals and amortization of lease intangibles	(397)	(788)	(802)	(2,215)
Add: our share of straight-line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	10	13	27	36
Add: amortization of restricted stock compensation	684	770	2,341	2,176
Add: prepayment costs on debt	-	-	-	577
Add: amortization and write-off of deferred financing costs	263	189	717	644
Add: our share of amortization and write-off of deferred financing costs of unconsolidated joint ventures	6	7	19	19
Adjustments for non-controlling interests	5	17	13	37
Adjusted fluids from operations applicable to common stock	$9,856	$9,238	$28,984	$25,291

Note 2:
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$0.38	$0.24	$1.07	$1.15
Add: depreciation and amortization of properties	0.27	0.26	0.84	0.76
Add: our share of depreciation and amortization of unconsolidated joint ventures	0.01	0.01	0.04	0.04
Add: impairment loss	0.01	-	0.01	-
Add: amortization of deferred leasing costs	-	-	0.02	0.01
Deduct: gain on sale of real estate	(0.17)	-	(0.53)	(0.57)
Adjustments for non-controlling interests	-	-	(0.01)	-
NAREIT funds from operations per share of common stock-diluted	0.50	0.51	1.44	1.39

Deduct: straight-line rent accruals and amortization of lease intangibles	(0.02)	(0.03)	(0.05)	(0.13)
Add: amortization of restricted stock compensation	0.04	0.04	0.13	0.13
Add: prepayment costs on debt	-	-	-	0.03
Add: amortization and write-off of deferred financing costs	0.01	0.01	0.04	0.04
Adjustments for non-controlling interests	-	-	-	-
Adjusted fluids from operations per share of common stock-diluted	$0.53	$0.53	$1.56	$1.46